Exhibit 4.2.2

FIRST AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK

THIS FIRST AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is entered into as of March 23, 2018, by and between SVB FINANCIAL GROUP (successor by assignment from Silicon Valley Bank) with an office located at 3003 Tasman Drive, Santa Clara, California 95054 (“SVB” and, together with any successor or permitted assignee or transferee of the Warrant (as defined below) or of any shares issued upon exercise thereof, “Holder”), and NUVECTRA CORPORATION, a Delaware corporation (“Company”) with offices located 5830 Granite Parkway, Suite 1100, Plano, TX 75024.

Recitals

A.         Company and Holder have entered into that certain Warrant to Purchase Common Stock dated as of March 18, 2016 (as amended from time to time, the “Warrant”) pursuant to which Holder has the right to acquire fully paid and non-assessable shares of Common Stock of the Company, subject to adjustment as set forth therein and otherwise on the terms set forth therein.

B.           Company and Holder have agreed to amend the Warrant to clarify the defined terms Number of Shares of Common Stock and Warrant Price.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.            Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Warrant.

2.            Amendments.

2.1     Number of Shares of Common Stock. The defined term Number of Shares of Common Stock, which appears on the first page of the Warrant, hereby is amended and restated as follows:

Number of Shares of Common Stock: 56,533 (the “Initial Term A Shares”); 22,844 (the “Initial Term B Shares”); and 30,245 (the “New Term B Shares”).

2.2     Warrant Price. The defined term Warrant Price, which appears on the first page of the Warrant, hereby is amended and restated as follows:

Warrant Price:     $5.97 per share with respect to the Initial Term A Shares; $12.312 per share with respect to the Initial Term B Shares; and $9.299 per share with respect to the New Term B Shares.

2.3     Additional Shares. Section 1.7 of the Warrant is hereby amended and restated in its entirety as follows:

“1.7     Intentionally Omitted.”

2.4     Term and Automatic Conversion Upon Expiration. Section 5.1(b) of the Warrant is hereby amended and restated in its entirety as follows:

“(b)     Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.”

3.            Representations and Warranties. To induce Holder to enter into this Amendment, Company hereby represents and warrants to Holder as follows:

3.1     Company has the power and authority to execute and deliver this Amendment and to perform its obligations thereunder;

3.2     The organizational documents of Company delivered to Holder on the Issue Date, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

3.3     The execution and delivery by Company of this Amendment and the performance by Company of its obligations under the Warrant, as amended by this Amendment, have been duly authorized;

3.4     The execution and delivery by Company of this Amendment and the performance by Company of its obligations under the Warrant, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Company, (b) any contractual restriction with a Person binding on Company, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Company, or (d) the organizational documents of Company;

3.5     The execution and delivery by Company of this Amendment and the performance by Company of its obligations under the Warrant, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Company; and

3.6     This Amendment has been duly executed and delivered by Company and is the binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.            Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Balance of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COMPANY: NUVECTRA CORPORATION By: /s/ Walter Z. Berger Name: Walter Z. Berger Title: COO/CFO SVB: SVB FINANCIAL GROUP By: /s/ Kevin Fleischman Name: Kevin Fleischman Title: Director

[Signature Page to First Amendment to Warrant to Purchase Common Stock – SVB Financial Group]